Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call —2nd  Quarter 2026

July 23, 2026 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Aaron P. Diefenthaler —Chief Financial Officer

Jennifer L. Klobnak – Chief Operating Officer

Other Participants

Name	Affiliation
Michael Phillips	Oppenheimer & Co. Inc.
Hristian Getzov	Wells Fargo Securities, LLC
Mark Hughes	Truist Securities, Inc.
Andrew Anderson	Jefferies LLC
Gregory Peters	Raymond James
Meyer Shields	Keefe, Bruyette, & Woods, Inc.

RLI CORP.

Moderator: Craig Kliethermes

July 23, 2026

10:00 a.m. (CDT)

Operator: Good afternoon, and welcome to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. Additionally, equity and earnings of unconsolidated investees and related taxes are excluded from operating earnings and operating EPS to present a consistent approach and excluding all unrealized changes in value from equity investments. RLI’s management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's President & Chief Executive Officer, Mr. Craig Kliethermes. Please go ahead.

Craig Kliethermes: Well good morning, everyone, and thank you for joining us today. With me are Aaron Diefenthaler, our Chief Financial Officer, and Jen Klobnak, our Chief Operating Officer.

Before we begin, I'd like to thank our associate-owners. Their hard work and excellence helped RLI earn recognition as a Ward's Top 50 Property & Casualty Performer for the 36th consecutive year—the only company to achieve that distinction every year since its inception in 1991.

We are pleased with another quarter of profitable growth. We generated an 86 combined ratio, grew gross premiums written by 3%, increased net investment income by 17%, produced a 25% return on equity, and returned significant capital to our shareholders through both a special dividend and share repurchases. Those results reflect another quarter of disciplined execution across our diversified specialty portfolio.

Markets Change. Our Principles don’t. One other thing that hasn't changed: Insurance is still a relationship business. Our business partners choose RLI because they know our people are accessible, empowered to solve problems, and consistently show up through every phase of the insurance cycle. We help customers better understand risk, tailor coverage to their needs, and deliver better claim outcomes, lowering their cost of risk. That's how trusted relationships are built—and it’s become one of our greatest competitive advantages.

When we step back, this quarter reinforces what we have believed for more than 60 years. Strong relationships, disciplined underwriting, sensible capital management, and continuous improvement remain the foundation of our long-term success. Those principles are producing results today, and they leave us optimistic about the opportunities ahead. With that, I'll turn it over to Aaron to walk through the financial results.

Aaron Diefenthaler:  Thanks, Craig, and good morning, everyone. Yesterday, we reported second quarter operating earnings of $0.83 per share versus $0.82 last year. The results reflect solid underwriting performance and a consistent increase in investment income. As a reminder and as referenced by the operator beginning in the fourth quarter of 2025, we changed our definition of operating earnings to exclude equity in the earnings of unconsolidated investees and the related taxes. All prior-period comparisons in the release reflect that change.

On a GAAP basis, second-quarter net earnings totaled $1.82 per share, compared with $1.34 in the year-ago period. The difference between net earnings and operating earnings was primarily influenced by the strong performance of our equity portfolio. We recognized $103 million of unrealized gains on equity securities during the quarter, compared with $44 million last year. Realized gains were $9 million in the quarter, reflective of modest portfolio rebalancing.

Underwriting income totaled $59.9 million for the quarter, and our overall combined ratio was 85.6, compared to 84.5 last year. The loss ratio improved 0.4% to 45.5, while the expense ratio increased 1.5% to 40.1 due to personnel related costs,  acquisition expense, and investments in technology. Results benefited from $39.8 million of favorable development on prior years’ loss reserves, compared with $27.6 million in the second quarter of 2025. The quarter also included $10 million of net incurred losses from 2026 catastrophe events.

As Craig mentioned, overall growth in gross premium was 3% in line with the first quarter and again led by Casualty which was up 11%. Growth in this segment was also on trend with Personal Umbrella and Transportation being the primary drivers. Underwriting profit for Casualty resulted in a 99.3 combined ratio, bolstered by $13m of favorable development on prior year’s reserves. For clarity, in Casualty the $13.7 million of favorable development disclosed in the earnings release was modestly offset by a half million of reserve strengthening on prior year cat activity. Notable contributors to Casualty’s overall favorable development were Excess Liability, Transportation, our Professional Services Group and Executive Products. I’ll also note that there was about $1 million of 2026 catastrophe losses in Casualty associated with our package businesses.

For Property, the combined ratio was very strong at 56.8 on lighter catastrophe activity, at $9 million, and $23 million of favorable prior year development from both Marine and cat events in years 2025 and prior. While the competitive dynamics for E&S property persist, and the segment’s gross premium was down 6%, we continue to see opportunities to bind business at an adequate rate and have experienced persistent growth in Hawaii Homeowners and Marine.

Surety posted a solid 87.2 combined ratio modestly better than last year and supported by $3.4 million of favorable development. The loss ratio improvement for Surety was partly offset by a 3-point increase in the expense ratio due to continued investments in infrastructure and higher acquisition expenses. Growth in the segment was muted, down 6% in the quarter, as Commercial Surety faced some headwinds related to a slowdown in our renewable energy business. As usual, Jen will go into more detail at the product level.

Turning to investments, our activity during the quarter was supported by $145 million of operating cashflow. While this is down compared to last year on higher levels of paid loss, it offered meaningful support to fixed income purchase activity which was accretive, with yields averaging 4.9% in the quarter.

Net investment income increased 17% to $46 million and continued to be an important contributor to our results. The investment portfolio produced a 3.4% total return for the quarter and a 3% return for the first six months of the year. At quarter-end, total investments and cash were approximately $4.9 billion.

From a capital management perspective, in addition to our regular quarterly dividend of 18 cents per share, we paid a $2 special dividend,  in total returning approximately $184 million to shareholders.

We also added flexibility in how we return capital with a newly authorized $250 million share repurchase program. During the quarter we were active in the market and repurchased approximately 235,000 shares at an average price of $51.25. At June 30, around $238m remained available under the authorization.

Putting it all together, comprehensive earnings were $166 million or $1.80 per share, compared with $143 million or $1.55 per share last year. Adjusting this result for dividends and share repurchases, book value per share increased 11% from year-end 2025.

We are pleased with our second quarter and first half performance. On a year-to-date basis our results were very consistent between quarters, in terms of both top line and underwriting profitability. We generated another quarter of combined ratios in the mid-80s, continued to benefit from higher investment income, and returned a meaningful amount of capital to shareholders while maintaining a strong balance sheet. And with that, I’ll turn it over to Jen for more detail.

Jen Klobnak:  Thank you, Aaron. I'll begin with a few comments on the market environment that are relevant across many of our product lines. Market conditions continue to evolve with increased competition, creating opportunities for carriers that differentiate through underwriting expertise, financial strength, and most importantly service. Producers are evaluating a broader range of market options as coverage offerings expand and commission structures remain competitive.

We target producers and insureds who value stability and recognize RLI as a long-term, financially strong, service-oriented partner. We remain flexible on pricing where appropriate while maintaining discipline in our coverage, providing clarity for our insureds when claims occur. Our customized underwriting approach continues to be a meaningful differentiator, allowing us to tailor solutions to individual risks rather than relying on broad underwriting mandates.

While many carriers and MGAs continue to emphasize digital capabilities, we believe insurance remains fundamentally a relationship business. We are leveraging technology to enhance our underwriting processes and improve efficiency while continuing to invest in in-person engagement with our producers. These touchpoints help us better understand their needs, deliver responsive service, and position us to win profitable business. Our reputation as a stable, dependable carrier continues to resonate with both producers and insureds, and that proven approach contributed to another quarter of excellent results.

Turning to our segment performance, Casualty premium rose 11% with rates up 10%, which matches the rate change from last quarter. Personal umbrella premium was up 26%. Rate increases totaled 17%, influenced by higher approved rate filings in California and Florida. Rate increases in the second half of the year will be tempered as some of those filings have earned through the book and our next approved rate increase is taking effect on January 1st. Renewal retention is down 2 points from last year, due to underwriting adjustments and cumulative rate increases implemented over the last several  years. We achieved growth in non-coastal states which are more favorable from a litigation environment standpoint. The combination of rate and targeted growth position this already profitable book of business for continued strong performance.

Transportation premium increased by 19% in the quarter, including an 8% rate increase. Several accounts renewed at or near expiring as strong account performance and prior rate actions supported pricing. This is an example of our focus on rate adequacy at the account level to retain profitable business while keeping an eye on loss trend at the portfolio level. New claim counts continue to decrease for the second year in a row. This was another factor that provided confidence in our direction and allowed us to recognize a reserve release this quarter. We are seeing more new business opportunities with several competitors pulling back in certain geographies or altogether. This is partially offset by some standard markets using the auto to get to the GL or package business. Given the loss-severity trends in this market, we are emphasizing risk selection and focusing on insureds who value our in-house loss control services, which are designed to reduce our insureds’ cost of risk and improve overall road safety. We are getting plenty of opportunities with submissions up 9% in the quarter.

Casualty brokerage premium was down 6% in the quarter as competition has increased from other E&S carriers, MGAs, and standard markets. Producers and insureds are looking for broader coverage for less rate. The industry is meeting those requests while we are picking our spots. The good news is that submissions were up 14% in the quarter so our marketing efforts are paying off, in that we are seeing more new business opportunities. Meanwhile our auto pricing within the excess liability coverage has reduced our competitiveness on contractors’ annual practice policies. Even so, rate increases on the excess remain strong at 7%, up slightly from last quarter. While, competitors are increasing limits offered on the excess, our ability to offer $10M in capacity through all phases of the market cycle is still a differentiator and we continue to deploy it selectively considering the severity inherent in this product line.

Our Casualty portfolio is rounded out with admitted lines products including professional liability and package coverages for architects and miscellaneous professionals, small contractors’ packages, and directors’ and officers’ coverage. These markets are fairly stable, and we are achieving slow, steady growth and improving underwriting profits. We introduced a new non-admitted offering this month in the Entertainment & Amusement space which is just now accepting new business submissions. These product lines contribute to our diversified product portfolio and allow us to take advantage of opportunities in various casualty spaces as they arise through the market cycle.

Surety premium was down 6% in the quarter, primarily due to a couple of non-recurring items, including moderating renewable energy construction activity and customs bonds that required larger limits last year. We also made the decision to exit a few larger accounts where we no longer believed the risk-adjusted returns justified the exposure, reinforcing our discipline when the risk no longer aligns with our underwriting standards. While the largest contractors continue to benefit from strong demand tied to data center construction, large public infrastructure, and healthcare, activity among our targeted small and mid-market contractors has been a little more measured, although we are seeing bid activity starting to increase. Across the industry, surety loss ratios are beginning to move higher, and we believe that will create attractive opportunities over time as the market responds. With an 87 combined ratio and an entrepreneurial mindset, we are in a position of strength to take advantage of those opportunities when market disruption occurs.

The Property segment’s premium decreased 6% while producing a 57 combined ratio. The E&S Property industry continues to experience heightened competition. We have heard that an individual submission can be sent out to over 45 markets. Some of our brokers have reported receiving unsolicited quotes based on last year’s submission. New markets are coming in. Standard markets are getting back into classes that they exited during the last hard market. They are offering broader terms for less premium. As a reminder, we saw our first rate decreases on hurricane-exposed risks in the third quarter of 2024 and for earthquake risks in the first quarter of 2025 which means accounts are just now receiving rate decreases on their second renewal during the soft market. The rates we are achieving are approaching our benchmark price which equates to our targeted risk adjusted return on the business. Our underwriters are proactively protecting our renewals and pursuing new business opportunities by offering more quotes which oftentimes include multiple coverage options. We are increasing limits by moving from the primary policy to full limit coverage or providing larger shares of layers within an insurance tower. We are holding the line on terms and conditions that will matter when we handle the claims after a loss. This is evidenced in our renewal retention ratio which is down to just under 70%. We see more responsible behavior from competitors who are putting their own capital at risk. We will maintain discipline, own the underwriting results, and fulfill our commitment to insureds when losses occur. Our producers remember how we helped them solve problems during the recent hard market. Our stable, responsive market presence with underwriters who have the authority to make decisions is a differentiator.

Hawaii homeowners’ premium grew by 9% including a 12% rate increase. New business opportunities have slowed due to competitors expanding their appetite and the conclusion of a book rollover. However, our local team continues to win new business based on outstanding service and our reliable, long-tenured presence in Hawaii. Profitability rebounded with a quiet loss quarter following a busy first quarter with the Kona Low wind events.

We are pleased with Marine’s results this quarter. The team grew premium by 7% including a 1% rate increase in a market that is becoming increasingly more competitive. In a throwback to our founder, Jerry Stephens, this team demonstrates hustle. The broad definition of Marine risks requires creative problem solvers to evaluate the variety of exposures presented. Our team produced a healthy underwriting profit based on consistent discipline in Inland Marine and improved results in a difficult cargo market.

We renewed a couple of reinsurance agreements during the quarter including Marine, Executive Products, Professional Liability, and our Earthquake surplus share treaty. Reinsurance market conditions were favorable with stable coverage and rates flat to down on all treaties.

We ended the first half of the year with an 86 combined ratio while growing 3% in an evolving market. We benefit from 61 years of underwriting experience in a variety of market conditions. Our experienced underwriters, claim professionals and support teams are in constant communication to provide feedback and adjust our approach to take advantage of profitable growth opportunities. These are available within pockets of each of our segments. As employee owners, our decisions on where to deploy our capital are aligned. We are approaching the back half of the year with strength and confidence in our approach.

Now I’ll turn the call back over to the moderator to open it up for questions.

Operator: [Operator instructions]. Your first question comes from Michael Phillips from  Oppenheimer and Co.

Michael Phillips: I want to talk on the Casualty growth if I could for a second. You mentioned umbrella and transportation books as some of the drivers this quarter - last quarter as well, I think. I know you've been taking a lot of rate in both of those two segments. I guess I want to get a sense of how much of the growth recently this quarter - last quarter, is rate driven, but you've also mentioned a lot of new business opportunities. It makes me think that you're pretty optimistic about those two pieces in terms of growth going forward without much of an impact possibly on your margins. When I look at the Casualty loss ratio, this half, it's like 67% or so and change accident loss ratio. That's higher than prior quarters, prior years. So, I'm wondering about the growth opportunities in umbrella, casualty, and transportation given the new business on the rate you're seeing?

Jen Klobnak:  Yes. Great question, Michael. Thank you. I think we are seeing a lot of growth opportunities in those spaces as you mentioned, and I appreciate you commenting on rate. If you look at auto rate overall was 10% for the second quarter if you look at all of our various types of commercial auto coverages. That's down a bit from the first quarter. But again, some of our accounts in transportation, which can be large, renewed closer to expiring because they had great loss experience. They bought into our loss control services and are improving their results. And so that translates into them saving money on the renewal, which is what we're looking for. Outside of that, however, I would say the transportation marketplace is disrupted. There are markets that we compete against where they are reducing their appetite either in a particular geography or altogether, and that has resulted in us having more new business.

For one thing, we are going out and see more producers. So, we're really leaning into marketing activities but also some competitors are limiting the amount of limit that they're actually putting out, which like a public company, a public bus company needs to purchase $5 million of limit and if one of our competitors are only putting out $2 million of limit that creates more work for the producer and the insured. And so, our $5 million solution is very helpful in that scenario. So, we are seeing more submissions in transportation, and we are taking advantage of that by offering more quotes and very excited that some of those are binding at the pricing that we think is adequate to cover the loss experience for that account. And we do have the benefit of loss experience in the transportation area. So, we loss rate those accounts and check the data around that to make sure that we're comfortable with it. So, we think that that's well-priced business that we're putting on the books.

When it comes to our personal umbrella, we are seeing a good amount of rate. So, we had 17% rate in the quarter. That matches the rate increase for the year. We are looking at rate adequacy by state on a regular basis every quarter. We've got more approved rate filings that are going to be effective early next year, which is great. But in addition to that, we work with our producers closely to monitor and direct the type of business that comes on to the books. So, we've emphasized getting away from some of the coastal states where litigation is a little more challenging or the severity is a little larger and moving more towards non-coastal space. And we're seeing the book - the mix of the book - change in that regard. We also monitor various risk characteristics, and we're seeing those data points also improving. But that takes just regular contact and communication with our producers. So many of them we have set up either a monthly or a quarterly call where we talk about their book in particular, what we're seeing and what we'd like to see going forward. It's a very fruitful conversation.

On the other umbrella, our commercial umbrella book, we are seeing it slow a bit. We took some action, I guess last year probably, in reducing our appetite on the auto portion of that by increasing our rates. And also we ask more questions around the auto exposure. Obviously, we would like someone with a lot of auto exposure to purchase an auto liability policy and not just have it flow into their umbrella. So, we try to encourage that behavior. We see standard markets and others being a little more aggressive so that they can get the profitable GL coverage on their paper. So that has been a bit of a headwind, but we feel that it's important in this litigation environment to be careful around those auto coverages. But outside of that, our team has done a great job of individually underwriting accounts. And what I mean by that is if you look at an account of what the issue is, maybe there's a location with a particular issue. And so, we can address the issue for that location, but not have a blanket exclusion, for example, across the board. And so, it meets the insured’s needs, it meets the producers' needs, and it meets our needs. And that's what we're trying to do is just dig a little deeper into the submissions we receive to make sure that we're providing the coverage needed but not extra coverage, and it kind of meets everybody's needs. So that kind of gives you a rundown of those 3 marketplaces.

Michael Phillips:  If I could turn to the expense ratio for a second. Aaron mentioned in his comments some of the pressures from acquisitions and investments. I guess given all that, the last couple of quarters have been a little higher than expected – I guess trying to think about how to think about the expense ratio and the individual pieces over kind of the near term.

Aaron Diefenthaler: Yes. I'll characterize the increase over last year, the 1.5% that I referenced increase or 1.5 points of the expense ratio increase as two-thirds people-related, maybe one-third or one-half of that two-thirds is coming from incentive compensation structures. We've had strong performance in the first half of the year,  strong equity market returns, which is supporting our book value growth. And then the other third is really acquisition cost, as I referenced, some of that being investments, some of that being mix of business and where the ultimate commission comes in on an overall basis. So that's how I would break it down Mike.

Michael Phillips: Okay. I guess just last one, if I could. A short one on your buyback program, a pretty good-sized buyback. This quarter, $12 million at a pretty good price. It seems like maybe you got in in May when the price was good at maybe stopped - I'm not sure. But could you just maybe just use the opportunity to remind us if there is a philosophy on your buyback? Is it kind of selective repurchases? Or maybe could we think about a time period when you expect to kind of be through the $250 million?

Aaron Diefenthaler: Yes. Well, first, I'll say there's no formulaic answer around any of this. And by the time that program was authorized by our Board, and we got the infrastructure in place in order to actually have some activity transpire we were into the first of June. And so, we really had about two weeks’ time before the quiet period started at the end of the quarter that we could transact in the market. So, it's a pretty short time frame. And I'll say the primary aspect here is that we consider the share repurchase program is really a complementary form of return of capital and not necessarily mutually exclusive with special dividends. You saw the announcement of the special dividend and the authorization announced and we actually purchased some of our shares in the quarter. So, there is a selective element of share repurchases on a forward basis. And I do not have a time frame for you to exhaust what remains of that $250 million authorization?

Operator:  Your next question from the line of Hristian Getzov with Wells Fargo.

Hristian Getzov: My first question is on excess casualty. A large national carrier that reported earlier in the month, talked about excess casualty trends in double digits. I guess, how do you feel confident about writing excess casualty given you said pricing was up about 7% and holding margins.

Jen Klobnak: Yes. I would say our excess casualty book specific to us is mostly construction business. So, I'm not sure what all classes would be included in other people's books of business. So, when you look at our books specifically, we believe that we are pushing rates where we can. I would say construction business is overall a profitable business unit. You see that within our book in terms of reserve releases that we continue to be able to recognize and just the profitability that we see. And so, there is some competitive pressure there. So, we have to balance getting rate with keeping our profitable book of business and we do that by individually underwriting, as I mentioned, those accounts, trying to hold on to our renewals because we know them very well, and trying to make a best effort on new business to take advantage of that. If you look at our rate versus our trend, we're close. We're just keeping up with trend. There's probably not a lot of excess that we're getting, but we're comfortable with that, giving our starting position. So, a lot of people talk about rate change.

I like to think about rate adequacy and when I look at the rate adequacy of that book, we're comfortable where we're at.

Craig Kliethermes: I'll just add to that. This is Craig. I mean, just to be clear, our excess casualty typically is first layer excess casualty. About half of that is attaching above our own primary, which we are handling the claims. We're controlling the claims. So that's how we get more confident than someone that's participating really high excess. They don't hear about the claims for quite some time. We usually hear about them fairly quickly.

Hristian Getzov: Got it. And then just pivoting over to Property. I guess how are you guys thinking about -- and this is particularly focused on away from Hawaii and marine but how are you thinking about growth in underlying margins in this segment as it seems pricing is continuing to decelerate and likely will continue to? And we've heard about from some peers about potentially dropping picks for the sake of growth and I'm just trying to get a sense of like how rate adequate is that book with these rate decreases. And maybe how you're kind of thinking about it as you kind of look over the next 12 months?

Jen Klobnak: Yes, good question. So, if you look at rate, we have given back a little rate. As I mentioned, we're on the second renewal for an account. So, while people are tired of the soft market, I'm tired of the soft market. It actually hasn't been going on that long, so we are just in the second renewal of an account. We gave back some rate last year. We're giving back rate again. We think our rates right now that we are quoting are in about the 2022-time frame. So, we reversed a couple of years, but they're still well above some historical points of time. We look at it by considering what all the costs are. So, we have a benchmark pricing tool that's at the underwriter's desk, where they can understand what that account is adding to our portfolio. So, we look at expected losses, all the different costs that go into it, whether that's reinsurance or underwriting costs and technology costs and all that, in addition to a profit load. And we are actually still achieving our benchmark pricing rate, which means we're getting the targeted return that we're expecting that we want. Rates are just one factor. So, we are paying more attention to the words. So, the policy form, I should say, that's what matters. We're going to be handling our own claims when they happen. And so, we need to know what that coverage is. We see some competitors throwing in various coverages, maybe even with a rate decrease in addition to that, and that's where we start to draw the line. So, our renewal retention ratio has been down, and now it's just under 70%. I've heard in the market some people are saying that they're drawing the line, but their renewal retention seems to be in the 90’s so I question how much they are actually pulling back. So, we don't have the top-line target, which gives us the freedom to make sure that we were being responsible for when those claims happen. So, we feel our portfolio is very well priced. We're very comfortable with where we're at. We have room to grow from an exposure standpoint, but we're only going to do that should the market improve.

Operator:  Your next question comes from the line of Mark Hughes with Truist Securities.

Mark Hughes: Aaron, the uplift sequentially in investment income was pretty strong. Anything unusual or nonrecurring there? Or is this a good baseline on a go-forward basis?

Aaron Diefenthaler: I think the foundations are in place for continuing to grow investment income should the rate environment hold. You know today, we're seeing 10-year rates up again. I think that's a solid backdrop for us overall as we put that next marginal dollar to work. I referenced the purchase yield side of the equation; that's probably 60 basis points above our current book yield. So, to the extent that rates hold and the portfolio continues to grow, which has grown nicely, that should be a solid backdrop for us.

Mark Hughes: Appreciate that. Jen, on inland marine, that has been seemingly a good business for you, and I think a good business for the industry as a whole. How do you think that cycle is going to play out? Is there a risk that it could get caught up in some of this wider property downdraft? Or do you think that will be a more kind of moderate cycle perhaps?

Jen Klobnak: Well, Mark, I would say that the inland marine market is already getting more competitive. And we're seeing that in the rate change where we used to get probably in the upper single digits. Now we were excited about getting 1% rate increase. Again, looking at rate adequacy, considering we want to hold on to our renewals, and so we're being very individualized in how we're thinking about each account so that we can hang on to what we need to but be conscious of rate. We are seeing more competition in that space. It's a healthy space for the industry as well so our key is to have the right people who are reaching out to our producers on a regular basis for those interesting marine accounts. Marine has a broad definition that can be a lot of things. Anything that moves essentially can be marine. Some of that tends to flow back and forth between the property market and the marine market to see where they can get better rates. We pay attention to that. Our marine people even talk to our property people to pay attention to where people are trying to push. So, during this part of the cycle, it's not as much of an issue. When there's a hard property market, you see things come back to the marine market. But right now, that is not the issue. So, for us, it's about just keeping our eye on the ball of knowing that this is a great space. So, let's see how we can grow, and it's just having the right people in place to do that.

Craig Kliethermes: I will just add that inland marine is a huge space. So, there's a lot -  over hundreds of niches within there. We're focused on five or six of those, so we're focused on being narrow and deep.

Operator:  Your next question comes from Andrew Anderson with Jefferies. [Operator Instructions.]

Andrew Andersen: You had mentioned Surety loss ratios are beginning to rise across the industry. Could you maybe talk about where you're seeing signs of that deterioration? And how quickly you think the market typically responds here as I don't think there's been a surety cycle in quite some time?

Jen Klobnak: Well, you're right about that, Andrew, we've been patient to try to see a Surety cycle, and it hasn't been coming around for quite a while. We have some insight into where those industry losses are coming from. But again, we have not seen them ourselves. So, some Surety results indicate that there are losses mainly on the construction side of the house whether that's through regular large construction projects or some of the renewable energy projects have seen some issues. I know there are a couple of commercial Surety losses in the industry as well that are fairly large. Again, we see it kind of from the distance so we hope that the cycle will occur, so we can take advantage of it. And for us, we want to keep our book clean so that we're not cleaning something up as opposed to taking advantage of that opportunity went it arises.

Andrew Andersen: Thanks, and Aaron, if I put together some of your comments within Casualty and the underlying loss ratio, it seems to be up 70 bips on a year- to-date basis compared to first half 2025. And it looks like it did increase a little bit quarter-over-quarter in 2Q. Can you maybe just talk about some of the drivers there that has led to that change?

Aaron Diefenthaler: Yes. So just a very slight increase when you look sequentially quarter-to-quarter, but the driver really comes down to mix of business. If you think about where we've been growing in the first half of the year and some caution around those businesses in terms of the longer-term trend that certainly has gotten us to the point where we're driving rate in those businesses. We want to make sure that our process is sound, and we're reserving appropriately to reflect uncertainty in the business. It really comes down to mix as the driver of that underlying.

Craig Kliethermes: So, I'll just add that a lot of our growth, as we've talked about, is coming from personal umbrella and transportation. Obviously, that's auto wheels-based businesses. Those are places that we're going to continue -- well, first of all, there are places we've been in for 30 – 40 years and have outperformed the industry significantly over that time. But we're always going to be cautious when we're growing in the products where we've seen at least historical severity, as Aaron said, and where legal system abuse is more prevalent. But again, given our -- we have a lot of confidence in our people, we wouldn't be leaning in as we believe in our team and we believe in our business. But we're also going to be cautious when we do that. And that's just part of our history and part of how we do things.

Operator:  Your next question comes from the line of Gregory Peters with Raymond James. [Operator Instructions].

Greg Peters: So, throughout your prepared remarks, you referenced service as being a differentiating feature of your value proposition. And I think in many instances, you talked about using that as a lever to offset competitive pricing pressures that you're seeing in the marketplace. And so, I was hoping maybe you could get a little deeper into that topic. Just curious how the service argument helps to offset when, say, for example, hypothetical competitors coming in with the renewal rate that's a lot lower than where you are and how you win that argument.

Jen Klobnak: Sure. So, it varies by business unit, but I'll give you a couple of examples. So, the most obvious one is in transportation, where we literally provide services to our insurers through our loss control. So, we have an in-house loss control group that works with the insured or actually works with the company prior to them being an insured even to understand what their loss control practices are. So how are they hiring drivers? How are they training those drivers? How are they maintaining their equipment, how are they monitoring over time? And most of these companies today have all of the automation in there. They have the cameras; they have the telematics. Are they using the data to improve driving practices over time? Or are they not using that data? So, we understand the practices, and we try to help them to improve by actually providing some training courses, but also just making sure that they're paying attention to all of the data that is available. So those are literal services that other companies don't provide in the same manner. Some companies outsource that or just take a different approach. Other than that, I can tell you in other places, it's amazing what you can win when you answer the phone. I know that sounds ridiculous, but there are a lot of companies who literally will not pick up the phone. You can't talk to a person. So, while everyone is really focused on automation and we're doing a lot regarding automation of many activities at RLI, we want a person to be available because we hire experienced people who know the space, they know what people need from a coverage standpoint, they want to be responsive and so we want to make those people available to our producers and our insurers to help them. In other cases, we have, for example, in personal umbrella, where we have either a monthly or quarterly call with some of our producers, and we asked them, how are we doing? How is our system? It's a very automated situation, but where are your customer service reps running into trouble? Are there too many clicks? Is something not obvious in a question? And so, by gathering that input on a regular basis and actually responding to it, we're improving the process for them to where we're even easier to do business with. So that gives you an example, but it's really a theme throughout all of our business units. Each one is challenged to be winning on service because if you're just buying the business, that's going to turn out poorly. So, we'd like to win the business based on really providing value to our customers.

Craig Kliethermes: I guess I would just add that our underwriters are empowered. They have the authority to make decisions. They're running their businesses. They're not running up every little thing up to flag poles, so they have to wait a month to see what home office says. They can get back to the broker. Sometimes that broker, by the way, that answer is no, we won't do that business. But a quick no is a lot of times better than a one-month long yes or yes, if. And at the end of the day, they like our people. I mean, they think our people are authentic. They're real people, people like doing business with people they like.

Greg Peters: Okay. Makes sense. Certainly, when you speak about automated phone answering that resonates on a personal level with many of us.

Craig Kliethermes: Me too.

Greg Peters: Can I pivot? I know you spoke about this in your comments, and you answered some of it in with previous questions. But I just want to go back to the umbrella line, and you called out California and Florida, and then where rates are underway, and then you said there's another rate approval on January 1. So, let me just -- I'm just trying -- is that a nationwide rate increase? Or is it are your rate increases umbrella happening state by state? Or just giving some granular information on what you meant by those comments.

Jen Klobnak: Sure, so typically, we file a rate in a state when it's needed. And so that can vary. It's not always a countrywide filing. In the case of this next filing, it actually is a countrywide filing because we're changing kind of the infrastructure around it. And so, it's taking a bit more technology work et cetera, to implement. And so that's why this one is aligned. But previously, it has not been aligned in the past. A lot of times, the biggest states that we have, especially those that take a long time to get a rate approval, they're definitely not going to line up with other states. So, this is a little unusual that it happens to be lining up this time. But again, it's just because it requires a little bit more work to get it implemented versus doing a one-off state.

Operator:  [Operator instructions]. Your next question comes from the line of Meyer Shields with Keefe, Bruyette and Woods.

Meyer Shields: Great. A couple of questions just on comments -- if the rate of Casualty rate increases is decelerating in the back half, does that mean that we should anticipate with the normal written earned lag a little bit more increase in the underlying loss ratio for Casualty?

Craig Kliethermes: Meyer, it's Craig. I guess what I would say is, first of all, a lot of mixed things going on there. But two, obviously, we're going to update the actuaries are going to update their estimates of prior year's loss ratios, which is really the starting point by which we're going to be looking at things. But certainly, there is -- part of that is math. And if we're not getting the same level of rate, everything else being the same. And if we assume loss trend stays the same, it could potentially raise that. I mean, I couldn't really tell you though, we haven't gone through that process for the -- we do it twice a year. We do it going into the year and then mid-year. So, we're about ready to start that process. again, and we'll get all that information from the actuaries with their estimates going forward.

Meyer Shields: Okay. Understood. When we look at the Property book now compared to, let's say, two years ago, is there a difference -- obviously, rates are lower,  I think everyone gets that. But I'm trying to get a sense as to how much of your premium is basically there to cover attritional losses versus catastrophe and weather losses and how that's changed over the two years?

Jen Klobnak: Well, let's see. I would say, if you think about our mix today, we definitely -- as we were growing, we were putting on more rate and exposure in the cat space than we were in the non-cat space. So, if you think about historically, our book of business -- we used to back 15 years ago, we used to have more of a concentration in the Midwest, where you're not looking at hurricane and earthquake, you're looking more at hail, tornado - that kind of thing. And we wrote more habitational business. And we learned from that, that there's a ton of losses, and it's underpriced, deductibles are issue. There's a lot of coverage issues. There's a lot of old roofs that actually should be replaced for maintenance. And since they're not all of a sudden, we're replacing them. So, from that experience, we have long memories, and we still have shifted and maintained more of a concentration in the cat-exposed states, I'll say, and I mean cat, meaning the hurricane and earthquake exposed states more so than the middle of the country. So, when you see events occur like the spring storms, depending on where they occur, that's going to really impact what our potential losses. If there are tornadoes in Florida, which does happen, you're going to see more of a loss than if there are tornadoes in Illinois as an example. So, I would say as you look at the premium now decreasing, obviously, we're experiencing more of a decrease in the cat- exposed areas as well. And so probably more stable in the non-cat. That's my overall comment, I don't necessarily have that in front of me.

Craig Kliethermes: I mean to help you with that a little bit, Meyer, is the -- I mean, obviously, the attritional loss ratio fire-driven stuff I'll call it, non-hurricane, non-earthquake is -- that has a higher loss ratio on an expected basis. We have a lot more of a faster feedback loop. We hear about those claims a lot faster.

They also are -- they happen every month, right? We get some fire losses every month. So that loss ratio does tend to be higher. It's also less volatile. But so, the cat portion has a lower expected loss ratio although it's been increasing, obviously, with rates going down. So, it's really, again, back to mix. It really depends on what that mix looks like going forward.

Meyer Shields: Okay. That's perfect. That's what I wanted to know.

Operator: Your next call comes from Mark Hughes from Truist Securities.

Mark Hughes: Yes. Thank you. The ceded premiums in Property, just looking at the ratios the last couple of quarters, down four or five points year-over-year. Is that shift going to be persistent? I think your ceded premiums have been down -- the premiums are 27%, 28% the last couple of years is the mix changing such that that's going to be -- you're going to be ceding less premium?

Aaron Diefenthaler: Well, Mark, as you recall, on the Property book, our largest reinsurance renewal is 1/1 of the year. So, for the calendar year, that's reflective of the current reinsurance structure in which pricing was down and also, we bought less of a cat tower and so that 5-point differential when you look at it compared to last year, should continue for the balance of this year. Everything will reset 1/1 again, and we'll see where we're at then. But you are correct, at least for the next 6 months.

Mark Hughes: Yes, very good. And then on the general corporate expenses, you talked about personnel expenses being up, maybe some extra compensation expense in there. On an underlying basis, is that -- what should the expense growth be in corporate?

Aaron Diefenthaler: Well, if you look back over time, that general corporate expense line has been fairly consistent unless we get a driver of incentive compensation that would drive something in a particular quarter, which is the case this quarter. But general corporate is fairly steady otherwise.

Mark Hughes: Yes. Okay. Very good.

Operator:  Your next question comes from the line of Hristian Getsov from Wells Fargo. Hristian, your line is open, please go ahead.

Hristian Getsov: Just one follow-up for me. Any additional color on how to think about the premium growth for umbrella in the second half versus the 26% growth we saw in the Q2 just given your comment that the rate increases are going to moderate in the second half?

Jen Klobnak: Well, it's hard to predict. Our personal umbrella product has about over 500,000 insureds. So, the average premium isn't very big. So, it takes a number of policies to move the needle, which shows you, we are -- we have more policies on the books than we used to. So, it's hard to say with the rate increases happening and the shift towards the inside of the country, it could slow a bit, especially given the pause in some of the rate increase. But over the long term, we still think that that market has great opportunity. We've seen reports from other carriers where their books are not performing well at all. There's definitely a need for that coverage in the country and also generally for people who buy it, but they see that their personal rate increase is 100%, which we've experienced that in the room here. And so, there's definitely a need for it, and it's just a matter of managing that growth for us. We want to be comfortable with the growth so we're trying to get the right growth on the books that we think will long-term be profitable while taking advantage of that without having our results deteriorate. So, it's a balancing act.

Craig Kliethermes: I would just add that, I mean, the rate in and of itself should -- I mean, will probably slowdown, which would -- some of that does drive the growth. But this space has got a lot of disruption and as we've said before, disruption’s oxygen for our business so I think there's going to be lots of opportunity. The question is going to be how comfortable we're going to be with that and where is that -- where are the opportunities? If the opportunities are in, let's say, California or Florida, we probably aren’t going to lean in quite as heavily as if they would be in Montana or South Dakota.

Jen Klobnak: It's not hard to put a premium on the books, but it's hard to put profitable premium on the books, and that's what we're trying to do.

Operator:  Your next question comes from the line of Meyer Sheilds from Keefe, Bruyette & Woods. Meyer, your line is open, please go ahead.

Meyer Shields: Thanks so much. Just a quick follow-up. Jen, when you have brokers sending out submissions to like 40 markets, does broker commission rate become a bigger part of the competition?

Jen Klobnak: Well, as you know, Meyer, people always want more commission, so we are asked all the time about commission. That is a factor. It just depends. There are a lot of factors in what can get bound. And if you're not responsive to your producer, they can't necessarily wait for those couple of more points of commission. They have to get it done. They've got full desks that they're working on many accounts. We try to balance -- we do give sometimes on the standard commission, but it's just -- it's on an account basis. And we try to manage that along with all the other factors that we consider. So yes, in the soft market, as the market softens, brokers are asking for more commission, I would point out that their margin tends to be bigger than ours. So, it's hard for us to share more, but we try to be selective in how we do that.

Operator:  There are no further questions at this time. I will now turn the conference over to Mr. Craig Kliethermes for closing remarks.

Craig Kliethermes: Before we conclude, I'd like to leave you with one thought about what drives our company. Our culture comes down to two basic tenets: we are owners, and we care deeply. Ownership means underwriting for profit, continuously improving, and focusing on long-term value instead of short-term premium growth. If we can create attractive returns, we'll invest. If we can't, we'll return capital to our shareholders. That's how we've remained financially strong and present through hard and soft markets. And we care deeply. We help customers better manage risk. We stand behind our business partners and our products. We take pride in our company. And we challenge one another to improve every day. It's simple. Simple does not mean easy. Those tenets have guided RLI for more than sixty years, and they will continue to guide us through what comes next. They are the reason we are confident about the future.

Thank you for your time, your thoughtful questions, and your continued confidence in RLI. We look forward to speaking with you again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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